UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.____)

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Zovio Inc
(Name of Registrant as Specified In Its Charter)

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1811 E. Northrop Blvd.
Chandler, Arizona 85286

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of Zovio Inc:
Notice is hereby given that a special meeting of Stockholders (the “Special Meeting”) of Zovio Inc, a Delaware corporation, (the “Company”), will be held on Tuesday, October 25, 2022 at 9:00 a.m., Pacific Time, to approve the liquidation and dissolution of the Company pursuant to the Plan of Dissolution (the “Plan of Dissolution”), which, if approved, will authorize the Company to liquidate and dissolve the Company in accordance with the Plan of Dissolution.
The Special Meeting will be a completely virtual meeting of stockholders. To participate, vote or submit questions during the Special Meeting via live webcast, please visit www.virtualshareholdermeeting.com/ZVO2022SM. You will not be able to attend the Special Meeting in person.
Pursuant to Securities and Exchange Commission rules, we have elected to provide access to our proxy materials both by sending you the attached full set of proxy materials and by notifying you of the availability of our proxy materials online at http://materials.proxyvote.com/98979V. Our Board of Directors has fixed the close of business on September 22, 2022 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting and at any adjournment or postponement thereof. Our proxy materials were first mailed on October 3, 2022 to all stockholders as of the record date.
Whether or not you expect to attend the Special Meeting via live webcast, please vote at your earliest convenience. You may vote over the internet, by telephone or by mailing a proxy or voting instruction card. You may also vote your shares during the Special Meeting. Submitting your proxy in advance of the Special Meeting will not prevent you from voting your shares during the Special Meeting, as your proxy is revocable at your option as described in the proxy statement accompanying this notice. Please review the instructions regarding each of your voting options described in the proxy statement and the proxy card you received by mail.
This Notice and the accompanying proxy statement are available to view and download at http://materials.proxyvote.com/98979V.

By Order of the Board of Directors,

/s/ Matt Mitchell
Matt Mitchell Senior Vice President, General Counsel and Secretary
Chandler, Arizona
October 3, 2022

ZOVIO INC

1811 E. Northrop Blvd.
Chandler, Arizona 85286

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS

General Information
The Board of Directors (the “Board”) of Zovio Inc, a Delaware corporation (“Zovio,” “the Company,” “we,” “us” or “our”), has furnished these proxy materials to you in connection with the solicitation of proxies for use at a special meeting of Stockholders (the “Special Meeting”). The Special Meeting will be held live via internet webcast on Tuesday, October 25, 2022 at 9:00 a.m., Pacific Time, or at any adjournment or postponement thereof, for the purposes stated herein. These proxy materials were first mailed on October 3, 2022 to all stockholders as of the record date.
Availability of Proxy Materials
Under rules adopted by the Securities and Exchange Commission (the “SEC”), we have mailed the full set of our proxy materials, including this proxy statement and the proxy card, to our stockholders of record as of the close of business on September 22, 2022, on or around October 3, 2022. The proxy materials are also available to view and download at http://materials.proxyvote.com/98979V.
Participating in the Special Meeting
We will host the Special Meeting live via internet webcast. You will not be able to attend the Special Meeting in person. A summary of the information you need in order to attend the Special Meeting online is provided below:
•Any stockholder may listen to the Special Meeting and participate live via the internet at www.virtualshareholdermeeting.com/ZVO2022SM. The live internet webcast will begin on October 25, 2022 at 9:00 a.m., Pacific Time.
•Stockholders may vote and submit questions during the Special Meeting live via the internet.
•To enter the meeting, please have your 16-digit control number, which is available on your proxy card or voting instruction form. If you do not have your 16-digit control number, you will be able to listen to the meeting only, and will not be able to vote or submit questions during the meeting.
•Instructions regarding how to connect and participate live via the internet are posted at www.virtualshareholdermeeting.com/ZVO2022SM.
Voting Rights and Outstanding Shares
Only stockholders that owned our common stock at the close of business on September 22, 2022, the record date for the Special Meeting, are entitled to notice of, and to vote at, the Special Meeting. On the record date, 34,221,081 shares of our common stock were outstanding. Each share of our common stock that you owned on the record date entitles you to one vote on each matter to be voted upon at the Special Meeting. We will have a quorum to conduct the business of the Special Meeting if the holders of a majority of the outstanding shares of our common stock entitled to vote are present, in person or by proxy. Abstentions and broker non-votes (i.e., shares of common stock held by a broker, bank or other agent that are represented at the meeting, but which the broker, bank or other agent is not empowered to vote on a particular proposal) will be counted for purposes of determining whether a quorum is present at the Special Meeting.
Proposal for the Special Meeting
The sole proposal scheduled to be voted on at the Special Meeting is as follows:
•Approve the voluntary liquidation and dissolution of the Company (the “Dissolution”) pursuant to the Plan of Dissolution (the” Plan of Dissolution”) substantially in the form of Annex A attached to this proxy statement, which, if approved, will authorize the Company to liquidate and dissolve the Company in accordance with the Plan of Dissolution. This proposal is referred to as the “Dissolution Proposal.”
Voting Requirements to Approve the Proposal
Proposal 1 - Dissolution Proposal. Approval of the Plan of Dissolution requires the affirmative vote of a majority of all of the outstanding shares of the Company’s common stock as of the record date. Abstentions and broker non-votes will have the same effect as votes “AGAINST” the Dissolution Proposal. It is intended that shares represented by a properly completed proxy card will be voted “FOR” the Dissolution Proposal unless otherwise specified in such proxy card. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting instructions with respect to that item and has not received instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held by them as nominee, brokers have the discretion to vote such shares only on routine matters. The approval of the Dissolution pursuant to the Plan of Dissolution, is considered a non-routine matter, and we do not expect any broker non-votes. If you want to approve the Dissolution, you must vote FOR Proposal 1. If you do not vote, it will have the effect of a vote against that proposal.
Board Recommendation
After careful consideration of the terms and conditions of this proposal, the Board has determined that the Dissolution Proposal is fair to and in the best interests of the Company and its stockholders. The Board recommends that you vote your shares “FOR” the approval of the Dissolution Proposal.
Voting Shares Registered in Your Name
If you are a stockholder of record, that is, you have a Zovio stock certificate or hold Zovio shares in an account with our transfer agent, EQ Shareowner Services, you may vote in one of four ways:
•Vote via the internet following the instructions included with your proxy card;
•Vote by telephone following the instructions included with your proxy card;
•Complete, sign, date and return your proxy card by mail; or
•Vote during the Special Meeting live via the internet by following the instructions posted at www.virtualshareholdermeeting.com/ZVO2022SM.
Votes submitted via the internet or by telephone must be received by 11:59 p.m., Eastern Time, on October 24, 2022. Proxy cards submitted by mail must be received no later than October 24, 2022 to be voted at the Special Meeting. Submitting your proxy via the internet, by telephone or by mail will not affect your right to vote during the Special Meeting live via the internet. For additional information, please see “Revocability of Proxies” below.
Voting Shares Registered in the Name of a Broker, Bank or Other Agent
Most beneficial owners holding stock in “street name” will receive instructions for voting their shares from their broker, bank or other agent. Please see the materials you received from your broker, bank or other agent for voting instructions. You may also vote during the Special Meeting live via the internet by following the instructions posted at www.virtualshareholdermeeting.com/ZVO2022SM.
Revocability of Proxies
If you are a stockholder of record, once you have submitted your proxy by mail, telephone or internet, you may revoke it at any time before it is voted at the Special Meeting. You may revoke your proxy in any one of the following three ways:
•You may submit another proxy marked with a later date (which automatically revokes your earlier proxy) by mail or telephone or via the internet by the applicable deadline as described above;
•You may provide written notice that you wish to revoke your proxy to our Secretary at Zovio Inc, Attn: Secretary, 1811 E. Northrop Blvd, Chandler, AZ 85286 by no later than the close of business on October 24, 2022; or
•You may attend the Special Meeting and submit your vote live via the internet. Attendance at the Special Meeting live via the internet will not, by itself, cause your previously granted proxy to be revoked.

If you are a beneficial owner holding shares in street name, you may change your vote by submitting new voting instructions to your broker, bank or other agent in accordance with the instructions they provided (see “Voting Shares Registered in the Name of a Broker, Bank or Other Agent” above).
Tabulation of Votes
A representative from Broadridge Financial Solutions, Inc. will act as inspector of elections and tabulate the votes at the Special Meeting. All shares represented by valid proxies received before the voting closes will be voted. If you submit a valid proxy containing instructions regarding how to vote with respect to any matter to be acted upon, your shares will be voted in accordance with those instructions. If you submit a valid proxy with no instructions, then your shares will be voted by the individuals we have designated as proxies for the Special Meeting “FOR” the Dissolution Proposal. In addition, the individuals that we have designated as proxies for the Special Meeting will have discretionary authority to vote your shares with respect to any other business that may properly come before the Special Meeting or any adjournment or postponement thereof.
Voting Results
Preliminary voting results are expected to be announced at the Special Meeting. Voting results will be tallied by the inspector of elections and reported in a Current Report on Form 8-K (the “Form 8-K”) that we will file with the SEC within four business days of the Special Meeting. If the voting results reported in the Form 8-K are preliminary, we will subsequently file an amendment to the Form 8-K to report the final voting results within four business days of the date on which the final voting results are known.
Proxy Solicitation
This proxy solicitation is made by the Company, and we will bear the entire cost of soliciting proxies for the Special Meeting, including costs associated with the preparation, assembly, printing and mailing of the proxy materials and any additional information furnished to stockholders. We will provide copies of the proxy materials to brokers, banks and other agents holding shares of our common stock in their name for the benefit of others for forwarding to the beneficial owners. We may reimburse such brokers, banks or other agents for their costs associated with forwarding the proxy materials to the beneficial owners. We have retained Alliance Advisors, a proxy advisory and solicitation firm, to assist with the solicitation of proxies and provide related advice and informational support, for a services fee, plus customary disbursements, which are not expected to exceed $40,000 in total. Proxy solicitations will be made primarily through the mail, but may be supplemented by telephone, facsimile, internet or personal solicitation by Alliance Advisors, or by our directors, executive officers, employees or other agents without additional compensation to such individuals.
Householding of Proxy Materials
The SEC has adopted rules that permit brokers, banks and other agents to satisfy the delivery requirements for proxy statements by delivering a single copy of proxy materials to two or more stockholders sharing the same address. This process, which is commonly referred to as “householding,” can provide added convenience for our stockholders and additional cost savings for us.
A number of brokers, banks and other agents with account holders who are our stockholders will be householding our proxy materials. A single copy of our proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker, bank or other agent that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent to the householding of communications. If at any time you no longer wish to participate in householding and would prefer to receive a separate copy of proxy materials, please either (i) notify your broker, bank or other agent, (ii) direct your written request to Zovio Inc, Attn: Investor Relations, 1811 E. Northrop Blvd, Chandler, AZ 85286, or (iii) contact us by phone at (866) 475-0317 x10003. Upon receipt of any such written or oral request, we undertake to promptly deliver free of charge a separate copy of our proxy materials to a stockholder at a shared address to which a single copy of these documents was delivered. Stockholders who currently receive multiple copies of proxy materials at their address and would like to request householding of their communications should notify their broker, bank or other agent.
Stockholder Proposals for the 2023 Annual Meeting of Stockholders
If the Dissolution Proposal is not approved at the Special Meeting and we have an annual meeting of stockholders in the year 2023, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our 2023 annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner, as described below.

For a stockholder proposal to be considered for inclusion in our proxy statement for the 2023 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices no later than January 20, 2023; provided, however, that in the event we hold the 2023 annual meeting of stockholders more than 30 days before or after the one-year anniversary of our 2022 annual meeting of stockholders, we will disclose the new deadline by which stockholder proposals must be received in our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably calculated to inform stockholders. In addition to being timely submitted, stockholder proposals must otherwise comply with the requirements of Rule 14a-8 of Securities Exchange Act of 1934, as amended (the “Exchange Act”). Proposals should be addressed to: Zovio Inc, Attn: Secretary, 1811 E. Northrop Blvd, Chandler, AZ 85286.
Our bylaws also establish an advance notice procedure for stockholders who wish to nominate a director or present a proposal before an annual meeting of stockholders but do not intend for the nomination or proposal to be included in our proxy statement for such annual meeting of stockholders. For a stockholder to properly bring business before the 2023 annual meeting of stockholders, the stockholder must give timely notice thereof in writing to our Secretary, which notice must contain the information specified in our bylaws. To be timely, the written notice must be received at our principal executive offices:
•not earlier than the close of business on March 17, 2023; and
•not later than the close of business on April 17, 2023.
If we hold the 2023 annual meeting of stockholders more than 30 days before or after the one-year anniversary of the Annual Meeting, then in order to be timely, notice of a stockholder proposal that is not intended to be included in our proxy statement must be received:
•not earlier than the close of business on the 90th day prior to the 2023 annual meeting of stockholders; and
•not later than the close of business on the later of (i) the 60th day prior to the 2023 annual meeting of stockholders or (ii) if we first make a public announcement of the date of the 2023 annual meeting of stockholders fewer than 70 days before the date of such meeting, the close of business on the 10th day following the day on which we first make a public announcement of the date of the 2023 annual meeting of stockholders.
Stockholders are advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals. If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting of stockholders does not appear in person or by proxy at such meeting to present his or her proposal, we are not required to present the proposal for a vote at such meeting. While the Board will consider stockholder proposals that are properly brought before the 2023 Annual Meeting of Stockholders, we reserve the right to omit from our proxy statement for the 2023 Annual Meeting of Stockholders proposals that we are not required to include under the Exchange Act, including Rule 14a-8 thereunder.
Questions and Answers Regarding the Plan of Dissolution
What will happen if the Plan of Dissolution is approved?
If the Plan of Dissolution is authorized, we will file a Certificate of Dissolution with the Delaware Secretary of State, complete the liquidation of our remaining assets, satisfy our remaining obligations, and make distributions to stockholders of available liquidation proceeds, if any. We expect to close our stock transfer books and to discontinue recording transfers and issuing stock certificates on or around the date that the Certificate of Dissolution filed with the Delaware Secretary of State becomes effective (the “Effective Date”). The Effective Date will be announced as soon as reasonably practicable after that time. We anticipate that we will notify the Financial Industry Regulatory Authority (“FINRA”) of our impending dissolution and request that our common stock stop trading on the Nasdaq Stock Market LLC (“Nasdaq”). Accordingly, we expect that trading in our shares of common stock will cease on or as soon as practicable after the Effective Date.
What will stockholders receive in the liquidation?
Pursuant to the Plan of Dissolution, we intend to liquidate all of our remaining non-cash assets and, after satisfying or making reasonable provision for the satisfaction of claims, obligations and liabilities as required by applicable law, distribute any remaining cash to our stockholders. We can only estimate the amount of cash that may be available for distribution to stockholders. We estimate that the aggregate amount of cash distributions to stockholders will be in the range of $0.00 and $0.54 per share of common stock, provided, however, that we may not have any available cash for distributions.
Many of the factors influencing the amount of cash distributed to stockholders as a liquidation distribution cannot be currently quantified with certainty and are subject to change. Accordingly, you will not know the exact amount of any liquidating distributions you may receive as a result of the Dissolution when you vote on the Dissolution Proposal. You may receive no distribution at all.

When will stockholders receive payment of any available liquidation proceeds?
Although we are not able to predict with certainty the precise nature, amount or timing of distributions, if any, to the extent we have available cash, we expect to make an initial distribution as soon as reasonably practicable following the Effective Date. We are not able to predict with certainty the precise nature, amount or timing of any distributions, primarily due to our inability to predict the amount that we will expend during the course of the liquidation and the net value, if any, of our remaining non-cash assets. Subject to contingencies inherent in winding up our business, the Board additionally intends to authorize any distributions as promptly as reasonably practicable in our best interests and the best interests of stockholders. The Board, in its discretion, will determine the nature, amount and timing of all distributions. In any liquidation of the Company, the claims of secured and unsecured creditors of the Company take priority over the stockholders.
What happens to my shares of stock after the dissolution of Zovio?
The liquidating distributions to stockholders pursuant to the Plan of Dissolution shall be in complete redemption and cancellation of all of the outstanding shares of the Company’s common stock. Thereafter, each holder of common stock will cease to have any rights with respect to the shares, except the right to receive distributions, if any, pursuant to the Plan of Dissolution.
Can I still sell my shares?
Yes, for a limited period of time. We expect that our common stock will continue to be quoted on the Nasdaq prior to the Special Meeting. However, the Board may direct that our stock transfer books be closed and recording of transfers of common stock discontinued as of the earliest of:
•the close of business on the record date fixed by the Board for the first or any subsequent installment of any liquidating distribution;
•the close of business on the date on which our remaining assets are transferred to a liquidating trust; or
•the date on or as soon as reasonably practicable after which we file our Certificate of Dissolution with the Delaware Secretary of State.
We expect that the Board will close our stock transfer books on or around the Effective Date (such actual time, the “Final Record Date”). Following the Final Record Date, certificates representing shares of our common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law, and we will not issue any new stock certificates.
Do I have appraisal rights?
No. Under the Delaware General Corporation Law (“DGCL”), stockholders are not entitled to assert appraisal rights with respect to the Plan of Dissolution.

SPECIAL NOTE REGARDING FORWARD LOOKING-STATEMENTS
This proxy statement, including the annexes attached to the proxy statement, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. All statements other than statements of historical facts are “forward-looking statements” for purposes of these provisions, including statements concerning the proposed Dissolution pursuant to the Plan of Dissolution, all statements regarding the amount and timing of distributions made to stockholders, if any, in connection with the Dissolution, any statements of the plans and objectives of management for future operations, any statements concerning the timing, implementation or success of our Plan of Dissolution, any statements regarding future economic conditions or performance, and any statement of assumptions underlying any of the foregoing. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, forward-looking statements can be identified by the use of terminology such as “may,” “will,” “intends,” “plans,” “believes,” “targets,” “anticipates,” “expects,” “estimates,” “predicts,” “potential,” “continue” or “opportunity,” or the negative thereof or other comparable terminology. The forward-looking statements in this proxy statement are only predictions. Although we believe that the expectations presented in the forward-looking statements contained herein are reasonable at the time of filing, there can be no assurance that such expectations or any of the forward-looking statements will prove to be correct. These forward-looking statements, including with respect to the timing and success of our monetization strategy and the Dissolution pursuant to the Plan of Dissolution, are subject to inherent risks and uncertainties, including, among other things: the availability, timing and amount of liquidating distributions, including prior to the filing of the Certificate of Dissolution; the amounts that will need to be set aside by us; the adequacy of such reserves to satisfy our obligations; our ability to favorably resolve certain potential tax claims, litigation matters and other unresolved contingent liabilities; the amount of proceeds that might be realized from the sale or other disposition of our assets; the application of, and any changes in, applicable tax laws, regulations, administrative practices, principles and interpretations; the incurrence by us of expenses relating to the Dissolution; and the ability of the Board to abandon, modify or delay implementation of the Plan of Dissolution, even after stockholder approval.
Further information regarding the risks, uncertainties and other factors that could cause actual results to differ from the results in these forward-looking are discussed under the section “Risk Factors” set forth below, and for the reasons described elsewhere in this proxy statement. Please carefully consider these factors, as well as other information contained herein and in our periodic reports and documents filed with the SEC. All forward-looking statements and reasons why results may differ included in this proxy statement are made as of the date hereof. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

RISK FACTORS
You should carefully consider and evaluate all of the information included in this proxy statement and the annexes attached to the proxy statement, including the risk factors listed below and the risks described in our filings with the SEC referred to herein. Any of these risks, as well as other risks and uncertainties, could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the trading price of shares of our common stock. Stockholders should keep in mind that the risks below are not the only risks that are relevant to your voting decision. Additional risks not currently known or currently material to us may also harm our business.
Risks Related to the Dissolution
We cannot assure you as to the amount of distributions, if any, to be made to our stockholders.
If our stockholders approve the Dissolution, we estimate that we will have between approximately $0 to $20.3 million of cash that we will be able to distribute to our stockholders in connection with the Dissolution, which implies a per share distribution of between $0.00 and $0.54 based on 37,451,562 fully diluted shares outstanding as of August 31, 2022. The estimated distributable cash to our stockholders assumes the sale of all or substantially all of our assets. This amount may be paid in one or more distributions. We cannot predict the timing or amount of any such distributions, as uncertainties exist as to the value we may receive upon the sale of all or substantially all of our assets, the net value of any remaining assets after such sales are completed, the ultimate amount of our liabilities, the operating costs and amounts to be set aside for claims, obligations and provisions during the liquidation and winding-up process, and the related timing to complete such transactions. These and other factors make it impossible to predict with certainty the actual net cash amount that will ultimately be available for distribution to stockholders or the timing of any such distributions. In addition, as discussed below under the heading “Risks Related to the Dissolution — The amount of cash available to distribute to our stockholders depends on our ability to successfully execute our monetization strategy and dispose of all or substantially all of our assets”, there are many factors impacting our ability successfully execute our monetization strategy. As a result of these and other risks and uncertainties, we have provided a wide range of cash that we estimate may be available to distribute to our stockholders in connection with the Dissolution.
We intend to rely on the “safe harbor” procedures under Sections 280 and 281(a) of the DGCL to, among other things, obtain an order from the Delaware Court of Chancery establishing the amount and form of security for pending claims for which the Company is a party, contingent or unmatured contract claims for which the holder declined the Company’s offer of a security, and unknown claims that, based on facts known to the Company, are likely to arise or become known within five years filing of the Certificate of Dissolution (or such longer period of time, not to exceed ten years, as the Delaware Court of Chancery may determine) (the “Court Order”), and pay or make reasonable provision for our uncontested known claims and expenses and establish reserves for other claims as required by the Court Order and the DGCL. We expect to distribute all of our remaining assets in excess of the amount to be used by us to pay claims and fund the reserves required by the Court Order and pay our operating expenses through the completion of the dissolution and winding-up process to our stockholders. The Court Order will reflect the Delaware Court of Chancery’s own determination as to the amount and form of security reasonably likely to be sufficient to provide compensation for all known, contingent and potential future claims against us. There can be no assurances that the Delaware Court of Chancery will not require us to withhold additional amounts in excess of the amounts that we believe are sufficient to satisfy our potential claims and liabilities. Accordingly, stockholders may not receive any distributions of our remaining assets for a substantial period of time.
In addition, there are numerous factors that could impact the amount of the reserves to be determined by the Court Order, and consequently the amount of cash initially available for distribution, if any, to our stockholders following the effective time of the Dissolution, including without limitation:
•whether any potential liabilities are resolved prior to the filing of the Certificate of Dissolution;
•whether any claim is resolved or barred pursuant to Section 280 of the DGCL;
•unanticipated costs relating to the defense, satisfaction or settlement of existing or future lawsuits or other claims threatened against us;
•whether unforeseen claims are asserted against us, in which case we would have to defend or resolve such claims and/or be required to establish additional reserves to provide for such claims; and
•whether any of the expenses incurred in the winding-up process, including expenses of required personnel and other operating expenses (including legal, accounting and other professional fees) necessary to dissolve and liquidate the Company, are more or less than our estimates.

Further, the amount of any distributable proceeds and our ability to make distributions to our stockholders depends on our ability to execute our monetization strategy, which is subject to significant risks and uncertainties.
In addition, as we wind down, we will continue to incur expenses from operations, such as operating costs, salaries, rental payments, directors’ and officers’ insurance, payroll and local taxes; and other legal, accounting and financial advisory fees, which will reduce any amounts available for distribution to our stockholders.
As a result of these and other factors, we cannot assure you as to any amounts to be distributed to our stockholders if the Board proceeds with the Dissolution. If our stockholders do not approve the Dissolution Proposal, no liquidating distributions will be made. See the section entitled “Estimated Liquidating Distributions” beginning on page 17 of this proxy statement for a description of the assumptions underlying and sensitivities of our estimate of the total cash distributions to our stockholders in the Dissolution.
Liquidating distributions to stockholders could be substantially reduced and/or delayed due to uncertainty regarding the resolution of certain potential tax claims, litigation matters and other unresolved contingent liabilities of the Company.
We intend to rely on the “safe harbor” procedures under Sections 280 and 281(a) of the DGCL to, among other things, obtain the Court Order establishing the amount and form of security for pending claims for which the Company is a party, contingent or unmatured contract claims for which the holder declined the Company’s offer of a security, and unknown claims that, based on facts known to the Company, are likely to arise or become known within five years filing of the Certificate of Dissolution (or such longer period of time, not to exceed ten years, as the Delaware Court of Chancery may determine), and pay or make reasonable provision for our uncontested known claims and expenses and establish reserves for other claims as required by the Court Order and the DGCL.
Whether any remaining assets or cash of the Company can be used to make liquidating distributions to stockholders would depend on whether claims for which we have set aside reserves are resolved or satisfied at amounts less than such reserves and whether a need has arisen to establish additional reserves. We cannot assure stockholders that our liabilities can be resolved for less than the amounts we have reserved, or that unknown liabilities that have not been accounted for will not arise. As a result, we may continue to hold back funds and delay additional liquidating distributions to stockholders. It is important for us to retain sufficient funds to pay the expenses and liabilities actually owed to our creditors, because under the DGCL, if the we fail to do so, each stockholder could be held liable for the repayment to creditors, out of the amounts previously distributed to such stockholder in the Dissolution from us or from any liquidating trust or trusts, of such stockholder’s pro rata share of such excess (up to the full amount actually received by such stockholder in Dissolution).
We cannot predict the timing of the distributions to stockholders.
Prior to filing the Certificate of Dissolution, we intend to continue to explore alternatives for returning capital to stockholders in a manner intended to maximize value. Following the completion of the sale of all or substantially all of our assets, or such earlier time as the Board determines in its sole discretion, we will file the Certificate of Dissolution as soon as practicable and in accordance with the DGCL. We are currently targeting, if approved by our stockholders, a filing of the Certificate of Dissolution as soon as practical following the Special Meeting. Ultimately, the decision of whether or not to proceed with the Dissolution will be made by the Board in its sole discretion. If our stockholders approve the Plan of Dissolution, the Board has not set a deadline to make its decision to proceed with the effectiveness of the Dissolution. No further stockholder approval would be required to effect the Dissolution. However, if the Board determines that the Dissolution is not in the best interests of the Company and our stockholders, the Board may, in its sole discretion, abandon the Dissolution or may amend or modify the Plan of Dissolution to the extent permitted by Delaware law without the necessity of further stockholder approval. After the Certificate of Dissolution has been filed, revocation of the Dissolution would require stockholder approval under Delaware law.
The Board will determine, in its sole discretion and in its own timing, the timing of any distributions to our stockholders in the Dissolution. We can provide no assurance as to if or when any such distribution will be made, and we cannot provide any assurance as to the amount to be paid to stockholder in any such distribution, if one is made. The Board intends to seek to distribute funds to our stockholders as quickly as possible, as permitted by the DGCL, and will take all reasonable actions to optimize the distributable value to our stockholders.
Under the DGCL, before a dissolved corporation may make any distribution to its stockholders, it must pay or make reasonable provision to pay all of its claims and obligations, including all contingent, conditional or unmatured contractual claims known to the corporation. The precise amount and timing of any distributions to our stockholders will depend on and could be delayed or diminished due to many factors, including without limitation:

•whether a claim is resolved for more than the amount of reserve established for such claim pursuant to the Court Order;
•whether we are unable to resolve claims with creditors or other third parties, or if such resolutions take longer than expected;
•whether a creditor or other third party seeks an injunction against the making of additional distributions to stockholders on the basis that the amounts to be distributed are needed to satisfy our liabilities or other obligations to the extent not previously reserved for;
•whether due to new facts and developments, a new claim, as the Board reasonably determines, requires additional funds to be reserved for its satisfaction; and
•whether the expenses we incur in the winding-up process, including expenses of personnel required and other operating expenses (including legal, accounting and other professional fees), necessary to dissolve and liquidate the Company are more than anticipated.
As a result of these and other factors, it might take significant time to resolve these matters, and as a result we are unable to predict the timing of distributions, if any are made, to our stockholders.
The Dissolution pursuant to the Plan of Dissolution may be disrupted and adversely impacted by the effects of natural disasters, political crises, public health crises, and other events outside of our control.
Natural disasters, such as adverse weather, fires, earthquakes, power shortages and outages, political crises, such as terrorism, war, political instability, or other conflict, criminal activities, public health crises, such as COVID-19 and disease epidemics and pandemics, and other disruptions or events outside of our control could negatively affect our operations and the operations of entities in which we invest in. Any of these events may cause a delay in our targeted timing to file the Certificate of Dissolution with the Secretary of State of the State of Delaware. In addition, as discussed below under the heading “Risks Related to the Dissolution - The amount of cash available to distribute to our stockholders depends on our ability to successfully execute our monetization strategy and dispose of all or substantially all of our assets”, COVID-19 may materially impact the amount of cash or value of other non-cash assets available to distribute to our stockholders, including the amounts we may receive upon the disposition of all or substantially all of our assets.
The amount of cash available to distribute to our stockholders depends on our ability to successfully execute our monetization strategy and dispose of all or substantially all of our assets.
Our efforts to enhance stockholder value through our monetization strategy may not be successful, which would significantly reduce, or eliminate, the cash or value of other non-cash assets available for distribution to our stockholders. We cannot assure you that our efforts to enhance stockholder value through the conduct of our monetization strategy will succeed. There will be risks associated with any potential transactions, including whether we will attract potential acquirers for the Company, its assets or its remaining operating subsidiary or business, and whether offers made by such potential acquirors, if any, will be at valuations that we deem reasonable. Moreover, we are not able to predict how long it will take to implement our monetization strategy, the delay of which may impact the timing of the Dissolution. The timing and terms of any transaction in furtherance of our monetization strategy will depend on a variety of factors, many of which are beyond our control. A delay in, or failure to complete, any such transaction could have a material effect on our stock price and the amount of any potential distributions to our stockholders.
In addition, our ability to successfully complete our monetization strategy could be materially negatively affected by economic conditions generally, both in the United States and elsewhere around the world, including public health risks such as COVID-19. We are exploring and evaluating potential transactions, the success or timing of which may be impacted by further COVID-19 variants and/or a general economic slowdown or recession. In order to successfully monetize our assets, we must identify and complete one or more transactions with third parties. Even if we are able to identify potential transactions in furtherance of our monetization strategy, such buyers may be operationally constrained or unable to locate financing on attractive terms or at all, which risk may be heightened due to the uncertainty of COVID-19 and its impact and/or a general economic slowdown or recession. Additionally, if financing is unavailable to potential buyers of our Company or assets, or if potential buyers are unwilling to engage in various transactions due to the uncertainty in the market or rising interest rates, our ability to complete such acquisition would be significantly impaired.
Any negative impact on such third parties due to any of the foregoing events could cause costly delays and have a material adverse effect on our ability to return value to our stockholders, including our ability to realize full value from a sale or other disposition of our assets as part of our monetization strategy. Any such negative impacts could also reduce the amount of cash or other property we are able to distribute to our shareholders.
The Board may determine not to proceed with the Dissolution.
Even if the Dissolution Proposal is approved by our stockholders, the Board may determine, in the exercise of its fiduciary duties, not to proceed with the Dissolution. If our Board elects to pursue any alternative to the Plan of Dissolution, our stockholders may not receive any of the funds that might otherwise be available for distribution to our stockholders. Similarly, pursuant to our monetization strategy, our Board may ultimately determine that sale of the whole Company is in the best interest of us and our stockholders. We cannot assure you that the sale of the whole Company will result in the same amount of distributable cash proceeds to our stockholders compared to the Dissolution. Additionally, as discussed above under the heading “Risks Related to the Dissolution — We cannot predict the timing of the distributions to stockholders”, the decision of whether or not to proceed with the Dissolution will be made by the Board in its sole discretion the Board has not set a deadline to make its decision to proceed with or abandon the Dissolution after stockholder approval. After the Certificate of Dissolution has been filed, revocation of the Dissolution would require stockholder approval under Delaware law.
Our stockholders may be liable to our creditors for part or all of the amount received from us in our liquidating distributions if reserves are inadequate.
If the Dissolution becomes effective, we may establish a contingency reserve designed to satisfy any additional claims and obligations that may arise. Any contingency reserve may not be adequate to cover all of our claims and obligations. Under the DGCL, if we fail to create an adequate contingency reserve for payment of our expenses, claims and obligations, each stockholder could be held liable for payment to our creditors for claims brought during the three-year period after we file the Certificate of Dissolution with the Secretary of State, up to the lesser of (i) such stockholder’s pro rata share of amounts owed to creditors in excess of the contingency reserve and (ii) the amounts previously received by such stockholder in dissolution from us and from any liquidating trust or trusts. Accordingly, in such event, a stockholder could be required to return part or all of the distributions previously made to such stockholder in Dissolution, and a stockholder could receive nothing from us under the Plan of Dissolution. Moreover, if a stockholder has paid taxes on amounts previously received, a repayment of all or a portion of such amounts received could result in a situation in which such repayment does not result in a commensurate refund of such taxes paid.
The directors and officers of the Company will continue to receive benefits from the Company following the Dissolution.
Following the effective date of the Dissolution, we will continue to indemnify each of our current and former directors and officers to the extent permitted under the DGCL and the Company’s certificate of incorporation, bylaws and agreements as in effect at the time of the filing of the Certificate of Dissolution. In addition, we intend to maintain directors’ and officers’ insurance coverage throughout the wind down period.
We will continue to incur the expenses of complying with public company reporting requirements.
We have an obligation to continue to comply with the applicable reporting requirements of the Exchange Act, even though compliance with such reporting requirements is economically burdensome. In order to curtail expenses, we currently intend, after the filing of the Certificate of Dissolution, to seek relief from the SEC from the reporting requirements under the Exchange Act.
However, the SEC may not grant any such relief, in which case we would be required to continue to bear the expense of being a public reporting company.
If stockholders vote against the Dissolution pursuant to the Plan and Dissolution, we may pursue other alternatives, but there can be no assurance that any of these alternatives would result in greater stockholder value than the proposed Dissolution, and any alternative we select may entail additional risks.
If stockholders do not approve the Dissolution Proposal, the Company will continue its corporate existence and the Board will continue to explore what, if any, alternatives are available to return capital to stockholders in a manner intended to maximize value. There can be no assurance that any of these alternatives would result in greater stockholder value than the proposed Dissolution pursuant to the Plan of Dissolution. Moreover, any alternative we select may entail additional risks. In addition to the risks described above, you should carefully consider the risks described in our annual report on Form 10-K for the fiscal year ended December 31, 2021 filed with the SEC and other documents we file with or furnish to the SEC.

Our stockholders will not be able to buy or sell shares of our common stock after we close our stock transfer books on the Final Record Date.
If the Board determines to proceed with the Dissolution, we intend to close our stock transfer books and discontinue recording transfers of our common stock at the effective time of the Dissolution as set forth in the Certificate of Dissolution. After we close our stock transfer books, we will not record any further transfers of our common stock on our books except by will, intestate succession or operation of law. Therefore, shares of our common stock will not be freely transferable after the Final Record Date. As a result of the closing of the stock transfer books, all liquidating distributions from a liquidating trust, if any, or from us after the Final Record Date will be made pro rata to the same stockholders of record as the stockholders of record as of the Final Record Date.
Stockholders may not be able to recognize a loss for U.S. federal income tax purposes until they receive a final distribution from us.
Distributions made pursuant to the Plan of Dissolution are intended to be treated as received by a stockholder in exchange for the stockholder’s shares of our common stock. Accordingly, the amount of any such distribution allocable to a block of shares of our common stock owned by a U.S. stockholder will reduce the stockholder’s tax basis in such shares, but not below zero. Any excess amount allocable to such shares will be taxable as capital gain. Such gain generally will be taxable as long-term capital gain if the shares have been held for more than one year. Any tax basis remaining in a share of our common stock following the final liquidating distribution by the Company will be treated as a capital loss. The deductibility of capital losses is subject to limitations. For a more detailed discussion, see “Certain Material U.S. Federal Income Tax Consequences” beginning on page 22 of this proxy statement. You should consult your tax advisor as to the particular tax consequences of the Dissolution to you, including the applicability of any U.S. federal, state, local and non-U.S. tax laws.
Further stockholder approval will not be required in connection with the implementation of the Plan of Dissolution, including the sale or disposition of all or substantially all of the Company’s assets following the effective time of the Dissolution pursuant to the Plan of Dissolution.
The approval of the Dissolution Proposal by the requisite vote of the stockholders will grant full and complete authority to our Board and officers, without further stockholder action, to proceed with the Dissolution pursuant to Plan of Dissolution in accordance with any applicable provision of Delaware law. However, prior to filing the Certificate of Dissolution, we intend to continue to explore alternatives for returning capital to stockholders in a manner intended to maximize value and in accordance with our monetization strategy. In accordance with Section 271 of the DGCL, the sale of all or substantially all of our assets will require additional approval of our stockholders. We are unable to determine at this time whether any such stockholder approval will be required in connection with the disposition of our assets prior to Dissolution. Following the effective time of the Dissolution, we may sell, distribute or otherwise dispose of our remaining non-cash assets without further stockholder approval. As a result, stockholders will no longer have the opportunity to approve or reject a sale of all or substantially all of our assets after the Certificate of Dissolution has been filed. Also, after the effective time, the Board may, in order to maximize value for our stockholders and creditors, authorize actions in implementing the Plan of Dissolution, including the specific terms and prices for the sales and dispositions of its remaining assets, with which stockholders may not agree. Although we are currently targeting, if approved by our stockholders, a filing of the Certificate of Dissolution as soon as practical following the Special Meeting as discussed above under the heading “Risks Related to the Dissolution — We cannot predict the timing of the distributions to stockholders”, ultimately, the decision of when and whether or not to proceed with the Dissolution will be made by the Board in its sole discretion.
We can abandon or revoke the Dissolution and this may cause prior distributions made in liquidation to be treated as dividends.
By approving the Dissolution Proposal, stockholders will also be granting the Board the authority, notwithstanding stockholder approval of the Dissolution Proposal, to abandon the Dissolution prior to the filing of the Certificate of Dissolution without further stockholder action, if the Board determines that the Dissolution is not in the best interests of us and our stockholders.
After the filing of the Certificate of Dissolution, the Board may revoke the Dissolution if holders of a majority of the voting power of the Company’s common stock entitled to vote on the Dissolution Proposal approve a resolution adopted by the Board recommending such revocation. If the Dissolution is abandoned or revoked, then all prior distributions made in liquidation to stockholders may be treated as dividends to the extent of the Company’s current and accumulated earnings and profits. See “Certain Material U.S. Federal Income Tax Consequences” beginning on page 22 of this proxy statement.

MATTERS FOR APPROVAL AT THE SPECIAL MEETING
PROPOSAL 1:
APPROVAL OF THE DISSOLUTION PURSUANT TO THE PLAN OF DISSOLUTION
General
At the Special Meeting, our stockholders will be asked to approve the voluntary liquidation and dissolution of the Company pursuant to the Plan of Dissolution. Our Board has determined that the Dissolution is advisable and in the best interests of the Company and its stockholders, approved the Dissolution and adopted the Plan of Dissolution on September 8, 2022, subject to stockholder approval.
If we dissolve pursuant to the Dissolution, we will cease conducting our business, wind up our affairs, dispose of our non-cash assets, pay or otherwise provide for our obligations, and distribute our remaining assets, if any, during a post-dissolution period of at least three years, as required by the DGCL. The effective time of the Dissolution will be when the Certificate of Dissolution is filed with the office of the Secretary of State of the State of Delaware or such later date and time that is stated in the Certificate of Dissolution. With respect to the Dissolution, we will follow the dissolution and winding up procedures prescribed by the DGCL, as described in further detail under the heading “Dissolution Under Delaware Law” beginning on page 14. If the stockholders approve the Dissolution Proposal, the Company currently plans to file the Certificate of Dissolution with the Secretary of State of the State of Delaware as soon as practical following the Special Meeting, however, such filing may be delayed as determined by the Board in its sole discretion, as described in more detail below.
Following the filing of the Certificate of Dissolution, in accordance with the applicable provisions of the DGCL, the Board will proceed to wind up the Company’s affairs. Authorization of the Dissolution by the holders of a majority of the outstanding stock of the Company shall constitute the authorization of the sale, exchange or other disposition in liquidation of all of the remaining property and assets of the Company after the effective time of the Dissolution, whether the sale, exchange or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of any and all contracts for sale, exchange or other disposition that are conditioned on stockholder approval. The Company intends to rely on the “safe harbor” procedures under Sections 280 and 281(a) of the DGCL to, among other things, obtain an order from the Delaware Court of Chancery establishing the amount and form of security for contested known, contingent and potential future claims that are likely to arise or become known within five years filing of the Certificate of Dissolution (or such longer period of time as the Delaware Court of Chancery may determine not to exceed ten years) (the “Court Order”). We will pay or make reasonable provision for our uncontested known claims and expenses and establish reserves for other claims as required by the Court Order. The remaining assets or cash of the Company will be used to make liquidating distributions to stockholders.
If stockholders do not approve the Dissolution Proposal, we will continue our corporate existence and the Board will continue to explore alternatives for returning capital to stockholders in a manner intended to maximize value.
Our liquidation, winding up and distribution procedures will be further guided by our Plan of Dissolution, as described in further detail under the heading “Principal Provisions of the Plan of Dissolution” beginning on page 14. You should carefully consider the risk factors relating to our complete liquidation and dissolution and described under the heading “Risks Related to The Dissolution” beginning on page 7.
A copy of the Plan of Dissolution is attached as Annex A to this Proxy Statement and incorporated herein by reference. The material features of the Plan of Dissolution are summarized below. We urge stockholders to carefully read the Plan of Dissolution in its entirety.
The Company
Zovio Inc is an education technology services company that partners with higher education institutions and employers to deliver innovative, personalized solutions and learning experiences to help learners and leaders achieve their aspirations and help institutions grow. Zovio’s expertise across academic disciplines, credential levels, learning experiences, and modalities has powered student and partner success through a tailored, customer-focused approach bolstered by data analytics. The Company provides student recruitment and enrollment systems, retention strategies, educational tools and curriculums.
In April 2019, the Company acquired both Fullstack Academy, Inc (“Fullstack”) and TutorMe.com, Inc. (“TutorMe”), each of which became wholly owned subsidiaries of the Company. Fullstack is an innovative web development school offering immersive technology bootcamps, and TutorMe is an online education platform that provides 24/7 on-demand tutoring and online courses.
In December 2020, as a part of the Company’s strategy to become a diversified educational services provider, the Company, along with The University of Arizona Global Campus, an Arizona nonprofit corporation (“Global Campus” or “UAGC”), and the Arizona Board of Regents for and on behalf of The University of Arizona (“UofA”), entered into an Asset Purchase and Sale Agreement (as amended, the “Original Asset Purchase Agreement”), pursuant to which, among other things, Zovio agreed to sell to UAGC certain institutional assets related to its regionally-accredited, online university (known as Ashford University) (the “University”). In connection with that transaction, the parties entered into a long-term Strategic Services Agreement (the “UAGC Services Agreement” and, together with the Original Asset Purchase Agreement and certain related agreements, the “UAGC/Zovio Agreements”), pursuant to which, among other things, Zovio was engaged by UAGC to provide certain services related to UAGC’s operation of the University, including recruiting, admissions, marketing, student financial aid processing, and financial aid advising, program advising, student retention advising, support services for academics, information technology and institutional support services in exchange for the service fees described in the UAGC Services Agreement (collectively, the “UAGC Services Business”). Following this transaction, Zovio operated the UAGC Services Business and continued to own and operate Fullstack and TutorMe.
Background to the Proposed Dissolution and Plan of Dissolution
As previously disclosed, following the transaction with UAGC, the Company did not realize the anticipated benefit of the UAGC Services Agreement due to, among other factors, lower enrollment than had been forecasted. The Company worked internally and with UAGC in an attempt to drive higher enrollment and took a number of cost-cutting measures throughout 2021, as discussed in detail in previous SEC filings. However, the UAGC Services Agreement remained a loss contract and entering 2022, as discussed on the Company’s earnings calls, the Company began to consider strategic alternatives to deliver value to stockholders, including the potential divestiture of its three businesses.
In March of 2022, the Company’s previously disclosed litigation with the Attorney General of the State of California (“CA Attorney General”), resulted in the Superior Court of the State of California, County of San Diego issuing a Statement of Decision in favor of the CA Attorney General, ordering the Company to pay $22.4 million in statutory penalties.
In April 2022, in order to pay the full amount of judgment and fund ongoing operations while the Company considered the potential divestiture of its three businesses, the Company and its subsidiaries entered into a Financing Agreement for a term loan in the aggregate principal amount of $31.5 million (the “Term Loan”). With the proceeds of the Term Loan, the Company paid the $22.4 million judgment in favor of the State of California.
Throughout the second quarter of 2022, the Company continued to consult with a financial advisor engaged to provide guidance on strategies to return maximum value to stockholders given the expanding operational losses. The Board concluded that monetizing our assets and returning any available net proceeds to stockholders by seeking potential buyers of its three lines of business would create the maximum opportunity for stockholders, and in May 2022, the Company completed the sale of substantially all of the assets of TutorMe’s business in consideration of approximately $55.0 million in cash and the assumption of certain liabilities of TutorMe’s business. The Company used the proceeds to pay off the Term Loan and fund its operations while searching for buyers of its remaining two lines of business and entered into discussions with Global Campus to acquire the UAGC Services Business and assume many of the Company’s largest liabilities.
On July 31, 2022, the Company continued its monetization strategy by entering into an asset purchase agreement (the “New Asset Purchase Agreement”) with Global Campus, pursuant to which Zovio sold to Global Campus all of the remaining assets of Zovio related to the UAGC Services Business (the “Transaction”). In connection with the Transaction, the parties terminated all of the UAGC/Zovio Agreements. In addition, UAGC (a) paid to Zovio cash in the amount of $1.00, (b) assumed all obligations under Zovio’s business contracts associated with the UAGC Services Businesses, including the lease for the facilities located in Chandler, Arizona, which has a remaining term of eight years and approximately $20.0 million in rent obligations, (c) released Zovio from all remaining obligations under the UAGC/Zovio Agreements, including from all indemnification obligations under the Original Asset Purchase Agreement and all minimum payment guarantees under the UAGC Services Agreement, and (d) granted Zovio a general release of all claims. In addition, UAGC hired substantially all of the UAGC Services Business employees. In turn, Zovio (i) paid to UAGC cash in the amount of $5.5 million, reflecting the allocated minimum payment guarantee owed by Zovio to UAGC under the UAGC Services Agreement for the month of July 2022, (ii) paid to UAGC cash in the amount of $5.0 million, and assigned to UAGC the right to a security deposit in the amount of $2.7 million, for assuming Zovio’s obligations under the Chandler lease, (iii) granted UAGC the right to any refund achieved by Zovio after the closing of the Transaction from the State of California as a result of its appeal of that certain judgment set forth in the Statement of Decision issued by the Superior Court of the State of California, County of San Diego on March 3,

2022, (iv) released UAGC from all remaining obligations under the UAGC/Zovio Agreements, and (v) granted UAGC and University of Arizona a general release of all claims.
The Company has continued to seek a buyer for Fullstack and has received indications of interest from potential strategic and private equity buyers. Management has determined that it may not be possible to complete a transaction with one of these potential buyers prior to depleting the Company’s remaining cash and has considered multiple sources of short-term financing or alternative transactions permitting the Company to maximize the final return to stockholders. The Company believes that approving the Plan of Dissolution gives the Board and management the most flexibility in seeking out the optimal transaction or transactions to sell the remaining business, or its assets, as well as the other remaining miscellaneous assets of the Company. As a result, on September 8, 2022, the Board adopted resolutions seeking to schedule the Special Meeting and propose for stockholder approval the Plan of Dissolution.
Dissolution Under Delaware Law
The DGCL provides that a corporation may dissolve upon the recommendation of the board of directors, followed by the approval of its stockholders. Following such approval, our dissolution would be effected by filing a Certificate of Dissolution with the Delaware Secretary of State. The corporation is dissolved upon the Effective Date.
Section 278 of the DGCL provides that after a corporation is dissolved, its existence continues for a period of three years “or for such longer period as the Delaware Court of Chancery shall in its discretion direct” for the purpose of prosecuting and defending suits and to enable the corporation gradually to sell its properties and to wind up its affairs and discharge its liabilities. The process of winding up includes:
•The collection and disposal of assets that will be applied toward the satisfaction or the making of reasonable provision for the satisfaction of liabilities and claims or that will not otherwise be distributed in kind to the corporation’s stockholders.
•The satisfaction or making of reasonable provision for satisfaction of liabilities and claims.
•Subject to statutory limitations, the distribution of any remaining assets to the stockholders of the corporation.
•The taking of all other actions necessary to wind up and liquidate the corporation’s business and affairs.
In order to ensure that its stockholders and directors are afforded certain protections under the DGCL, Section 280 of the DGCL permits a dissolving corporation to give notice by mail and publication of its dissolution to all persons known to have a claim against the corporation and require those persons to submit their claims in accordance with the notice. The notice is to be mailed to all known claimants, including persons with claims asserted against the corporation in a pending proceeding to which it is a party, and published in accordance with the DGCL. Any claim against the corporation will be barred if the known claimant is given the required notice and does not present the claim to the corporation by the cut-off date referred to in the notice.
To dispose of any contractual claims contingent upon the occurrence or nonoccurrence of future events or otherwise conditional or unmatured, the corporation must send a notice to the contingent claimants and publish the notice in accordance with the DGCL. After the receipt of a contingent claim, the corporation must offer the claimant such security that, in the judgment of the corporation, is sufficient to satisfy the claim if it were to mature. The claimant must notify the corporation within 120 days of the receipt of the offer or the claimant will be deemed to have accepted the security offered by the corporation as the sole source from which the claim will be satisfied.
Finally, the corporation will be required to provide security in an amount that is “reasonably likely” to be sufficient to provide compensation for any unknown claims that are likely to arise or to become known within five years after the date of dissolution or such longer period of time as the Delaware Court of Chancery may determine (not to exceed ten years from the date of dissolution).
Principal Provisions of the Plan of Dissolution
This section of the Proxy Statement describes material aspects of the proposed Plan of Dissolution. While we believe that the description covers the material terms of the Plan of Dissolution, this summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement, including the Plan of Dissolution attached as Annex A to this proxy statement for a more complete understanding of the Dissolution.

Approval of the Plan of Dissolution and Authority of Officers and Directors
The Dissolution must be approved by the affirmative vote of a majority of all of our outstanding shares of common stock. The approval of the Dissolution by the requisite vote of the stockholders will constitute adoption of the Plan of Dissolution and will grant full and complete authority to the Board, without further stockholder action, to do and perform, or to cause our officers to do and perform, any and all acts and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind that the Board deems necessary, appropriate or desirable, in the absolute discretion of the Board, to implement the Plan of Dissolution and to proceed with our Dissolution in accordance with any applicable provision of the DGCL, including, without limitation, all filings or acts required by any state or federal law or regulation to wind up its affairs.
After the Effective Date, we expect that the Board (or some subset thereof) and some of our officers will continue in their positions for the purpose of winding up our business and affairs. The Board may appoint officers, hire employees and retain independent contractors and agents in connection with the winding up process, and is authorized to pay compensation to or otherwise compensate our directors, officers, employees, independent contractors and agents above their regular compensation in recognition of the extraordinary efforts they may be required to undertake in connection with the successful implementation of the Plan of Dissolution. Adoption of the Dissolution pursuant to the Plan of Dissolution by the requisite vote of the stockholders will constitute approval by the stockholders of any such cash or non-cash compensation.
Dissolution and Liquidation
If the Plan of Dissolution is approved by the requisite vote of the stockholders, the steps set forth below will be completed at such times as the Board, in its discretion and in accordance with the DGCL, deems necessary, appropriate or advisable in our best interests and the best interests of the stockholders:
•The filing of a Certificate of Dissolution with the Delaware Secretary of State after obtaining a revenue clearance certificate from the Delaware Department of Finance.
•The giving of notice, the disposition and the making of provision for any known, contingent or unknown claims in accordance with Section 280 of the DGCL.
•The cessation of all of our business activities except those relating to winding up and liquidating our business and affairs, including, but not limited to, prosecuting and defending suits by or against us, collecting our assets, converting such assets into cash or cash equivalents, discharging or making provision for discharging our liabilities, withdrawing from all jurisdictions in which we are qualified to do business, and distributing our remaining property among our stockholders according to their interests.
•The collection, sale, exchange or other disposition of all or substantially all of our non-cash property and assets, in one transaction or in several transactions to one or more persons.
•The payment of or the making of reasonable provision for the payment of all claims and obligations known to us, and the making of such provisions as will be reasonably likely to be sufficient to provide compensation for any claim against us which is the subject of a pending action, suit or proceeding to which we are a party, including, without limitation, the establishment and setting aside of a reasonable amount of cash and/or property to satisfy such claims against and obligations of us.
•The making of reasonable provision for the payment of claims and obligations that are unknown to us or that have not arisen, but that based on facts known to us, are likely to arise or to become known to us within five years after the Effective Date (or such longer period of time as the Delaware Court of Chancery may determine not to exceed ten years after the Effective Date).
•The pro rata distribution to the stockholders, or the transfer to one or more liquidating trustees, for the benefit of the stockholders under a liquidating trust, of our remaining assets after payment or provision for payment of claims against and obligations of us.
•The taking of any and all other actions permitted or required by the DGCL and any other applicable laws and regulations.
Liquidating Trust
If deemed necessary, appropriate or desirable by the Board, in furtherance of the liquidation and distribution of any remaining assets to stockholders in accordance with the Plan of Dissolution, we may transfer to one or more liquidating trustees, for the benefit of our stockholders under a liquidating trust, any or all of our assets, including any cash intended for distribution to creditors and stockholders not disposed of at the time of our dissolution. The Board is authorized to appoint one or more individuals, corporations, partnerships or other persons, or any combination thereof, including, without limitation, any one or more of our directors, officers, employees, agents or representatives, to act as the initial trustee. Any trustee so appointed shall succeed to all right, title and interest of the Company of any kind and character with respect to such transferred assets and, to the extent of the assets so transferred and solely in its capacity as trustee, shall assume all of our claims and obligations, including any unsatisfied claims and unknown or contingent liabilities. Any conveyance of assets to a trustee shall be deemed to be a distribution of property and assets by us to our stockholders, including for U.S. federal income tax purposes. Approval of the Plan of Dissolution by our stockholders shall constitute the approval of any trustee so appointed, any liquidating trust agreement, and any transfer of assets by us to the trust.
Whether or not a trust shall have been previously established, if it should not be feasible for us to make the final liquidating distribution to stockholders of all of our assets and properties prior to the third anniversary of the filing of a Certificate of Dissolution, then, on or before such date, we will be required to establish a trust and transfer any remaining assets and properties to the trustee. Any such distribution shall be only in the form of cash.
Professional Fees and Expenses
It is specifically contemplated that we will obtain legal and accounting advice and guidance from one or more law and accounting firms in implementing the Plan of Dissolution, and we will pay all fees and expenses reasonably incurred by us in connection with or arising out of the implementation of the Plan of Dissolution, including the prosecution, defense, settlement or other resolution of any claims or suits by or against us, the discharge, filing and disclosure of outstanding obligations, liabilities and claims, the filing and resolution of claims with local, county, state and federal tax authorities, and the advancement and reimbursement of any fees and expenses payable by us pursuant to the indemnification we provide in our certificate of incorporation and bylaws, the DGCL or otherwise. In addition, in connection with and for the purpose of implementing and assuring completion of the Plan of Dissolution, we may, in the absolute discretion of the Board, pay any brokerage, agency, professional, advisory, valuation, appraisal and other fees and expenses of persons rendering services to us in connection with collection, sale, exchange or other disposition of our property and assets and the implementation of the Plan of Dissolution.
Indemnification
We will continue to indemnify our directors, officers, employees, consultants, and agents to the maximum extent permitted by applicable law, our certificate of incorporation and bylaws, and any contractual arrangements, for actions taken in connection with the Plan of Dissolution and the winding up of our business and affairs. If a liquidating trust is established, we will indemnify any trustees and their agents on similar terms. The Board and any trustees appointed in connection with the formation of a liquidating trust are authorized at our expense to obtain and maintain insurance for the benefit of such directors, officers, employees, consultants, agents and trustees to the extent permitted by law and as may be necessary or appropriate to cover our obligations under the Plan of Dissolution, including seeking an extension in time and coverage of our insurance policies currently in effect.
Liquidating Distributions
We will, as determined by the Board: (i) pay or make reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured contractual claims known to us; (ii) make such provisions as will be reasonably likely to be sufficient to provide payment for any claim against us which is the subject of a pending action, suit or proceeding to which we are a party; and (iii) make such provision as will be reasonably likely to be sufficient to provide payment for claims that have not been made known to us or that have not arisen but that, based on facts known to us or our successor entity, are likely to arise or to become known within five years after the Effective Date (or such longer period of time as the Delaware Court of Chancery may determine not to exceed ten years after the Effective Date). Any of our assets remaining after the payment or the provision for payment of claims against and obligations of the Company shall be distributed by us pro rata to our stockholders. Such distribution may occur all at once or in a series of distributions and may be in cash or assets, in such amounts, and at such time or times, as the Board or trustee(s), if any, in their absolute discretion, may determine.
If any liquidating distribution to a stockholder cannot be made, whether because the stockholder cannot be located, has not surrendered its certificates evidencing our common stock as may be required pursuant to the Plan of Dissolution, or for any other reason, then the distribution to which such stockholder is entitled will be transferred, at such time as the final liquidating distribution is made, to the official of such state or other jurisdiction authorized or permitted by applicable law to receive the proceeds of such distribution. The proceeds of such distribution will thereafter be held solely for the benefit of and for ultimate distribution to such stockholder as the sole equitable owner thereof and will be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event will the proceeds of any such distribution revert to or become the Company’s property.
If, after we have made final distributions, we hold assets with an aggregate value that the Board deems insufficient to pay all expenses associated with a supplemental distribution (provided that for the purpose of this provision such amount shall not exceed $25,000), we may abandon such assets or transfer such assets to a nonprofit organization or organizations that are exempt pursuant to Section 501(c) of the Internal Revenue Code of 1986, as amended (the “Code”), to be determined by the Board in its sole discretion.
Amendment, Modification or Revocation of Plan of Dissolution
If for any reason the Board determines that such action would be in our best interest and the best interest of the stockholders, the Board may, in its sole discretion and without requiring further stockholder approval, revoke the Plan of Dissolution and all action contemplated thereunder, to the extent permitted by the DGCL. The Plan of Dissolution would be void upon the effective date of any such revocation. The Board may not unilaterally amend or modify the Plan of Dissolution under circumstances that would require additional stockholder approval under the DGCL and federal securities laws without complying with such requirements.
Liquidation Under Code Sections 331 and 336
It is intended that the Plan of Dissolution constitute a plan of complete liquidation of the Company within the meaning of Sections 331 and 336 of the Code. The Plan of Dissolution will be deemed to authorize the taking of such action as, in the opinion of counsel for the Company, may be necessary to conform with the provisions of Sections 331 and 336 of the Code and the Treasury Regulations promulgated thereunder.
Filing of Tax Returns, Forms and Other Reports and Statements
The Plan of Dissolution authorizes our officers to make such elections for tax purposes as are deemed appropriate and in our best interest. The Plan of Dissolution directs us to file an appropriate statement of corporate dissolution with the Internal Revenue Service (the “IRS”), to notify all jurisdictions of any withdrawals related to qualification to do business, to file final tax returns and reports as required, and to file the proper IRS forms related to the reporting of liquidating distributions to stockholders.
Estimated Liquidating Distributions
MANY OF THE FACTORS INFLUENCING THE AMOUNT OF CASH DISTRIBUTED TO STOCKHOLDERS AS A LIQUIDATING DISTRIBUTION CANNOT CURRENTLY BE QUANTIFIED WITH CERTAINTY AND ARE SUBJECT TO CHANGE. ACCORDINGLY, YOU WILL NOT KNOW THE EXACT AMOUNT OF ANY LIQUIDATING DISTRIBUTIONS YOU MAY RECEIVE AS A RESULT OF THE PLAN OF DISSOLUTION WHEN YOU VOTE ON THE DISSOLUTION PROPOSAL. YOU MAY RECEIVE NO DISTRIBUTION AT ALL.
As of August 31, 2022, we had approximately $63.2 million in assets, including $19.7 million of goodwill. In addition to settling the liabilities reflected on our balance sheet, we anticipate using cash, and current assets converted to cash through the end of the liquidation process, for a number of items, including without limitation the following:
•Ongoing operating, overhead and administrative expenses.
•Severance and termination benefits afforded to terminated employees.
•Operating lease obligations related to our corporate offices.
•Purchasing insurance policies and coverage for periods subsequent to the Effective Date.
•Expenses incurred in connection with the dissolution and our liquidation.
•Professional, legal, tax, accounting, and consulting fees.
We intend to liquidate our cash assets and sell or dispose of our remaining non-cash assets for the best price available as soon as reasonably practicable after the Effective Date. The amount of any contingency reserve established by the Board will be deducted before determining amounts available for distribution to stockholders. Based on the foregoing, we estimate that the aggregate amount of cash distributions to our stockholders will be in the range of $0.00 and $0.54 per share of common stock. However, uncertainties as to the precise net value of our assets, the ultimate amount of our liabilities, the amount of operating costs during the liquidation and winding-up process and the related timing to complete such transactions make it impossible to predict with certainty the actual net cash amount that will ultimately be available for distribution to our stockholders or the timing of any such distribution. If our stockholders do not approve the Plan of Dissolution, no liquidating distributions will be made pursuant to the Plan of Dissolution.
THE FOLLOWING ESTIMATES ARE NOT GUARANTEES, DO NOT REFLECT THE TOTAL RANGE OF POSSIBLE OUTCOMES AND HAVE NOT BEEN AUDITED OR REVIEWED BY OUR INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM. YOU MAY NOT RECEIVE ANY LIQUIDATING DISTRIBUTIONS EVEN IF OUR STOCKHOLDERS APPROVE THE PLAN OF DISSOLUTION.
Estimated Liquidating Distributions to Stockholders

	Low	High
Payroll and Liabilities/ Expenses to Continue Operating:
Opening balance (September 1, 2022)	$3,100,000	$3,100,000
Payroll/ operational spend (September/ October 2022)	(2,000,000)	(2,000,000)

Bridge Loan Financing:
Proceeds	5,000,000	5,000,000
Debt fees	(500,000)	(500,000)

Sell Fullstack and Liquidate:
Fullstack proceeds (estimate)	34,000,000	55,000,000
Sale fees	(2,050,000)	(2,050,000)
Estimated tax on sale	—	(400,000)
Debt pay-off	(5,000,000)	(5,000,000)
Stranded liabilities - employee	(5,637,918)	(5,900,418)
Final employee severance	(3,500,000)	(3,500,000)
Stranded liabilities - non-employee	(19,508,386)	(19,508,386)
Final D&O run-off policy	(2,961,000)	(2,961,000)
Contingency reserve	(1,000,000)	(1,000,000)
Ending balance	$(57,304)	$20,280,196

Fully diluted shares (including common shares outstanding and outstanding equity awards)	37,451,562	37,451,562

Per share	$0.00	$0.54
Pursuant to the Plan of Dissolution, we intend to liquidate all of our remaining non-cash assets and, after paying or making reasonable provision for the payment of claims against and obligations of the Company as required by law, distribute any remaining cash to stockholders. We may defend suits and incur claims, liabilities and expenses (such as salaries and benefits, directors’ and officers’ insurance, payroll and local taxes, facilities expenses, legal, accounting and consulting fees, rent, and miscellaneous office expenses) following approval of the Plan of Dissolution and during the three years following the Effective Date. Satisfaction of these claims, liabilities and expenses will reduce the amount of cash available for ultimate distribution to stockholders. While we cannot predict the actual amount of our liabilities, other obligations and expenses and claims against us, we believe that available cash and any amounts received from the sale of our remaining non-cash assets will be adequate to provide for the satisfaction of our liabilities, other obligations and expenses and claims against us and that we will make one or more cash distributions to stockholders.
Assuming that the Plan of Dissolution is approved by the requisite vote of the stockholders, we intend to sell, liquidate or otherwise dispose of our remaining non-cash assets and pay or make reasonable provision for the payment of claims against and obligations of the Company. Although we are not able to predict with certainty the precise nature, amount or timing of any distributions, we presently expect to make an initial distribution, as soon as reasonably practicable following the Effective Date, to holders of record of our common stock as of the close of business on the Effective Date. A range of approximately $0.00 and $0.54 per share is our best current estimate of the aggregate amount of cash that will ultimately be available for distribution to stockholders. If the amount of our liabilities or the amounts that we expend during the liquidation are greater than we anticipate, our stockholders may not receive a distribution. The Board has not established a firm timetable for any final distributions to stockholders. Subject to contingencies inherent in winding up our business, the Board intends to authorize any distributions as promptly as reasonably practicable in our best interests and the best interests of the stockholders. The Board, in its discretion, will determine the nature, amount and timing of all distributions.
Conduct of the Company Following Dissolution
If the Dissolution is approved, we will file a Certificate of Dissolution with the Delaware Secretary of State as soon as reasonably practicable after receipt of the required revenue clearance certificate from the Department of Finance. We intend to make a public announcement in advance of the anticipated Effective Date. After the Effective Date, our corporate existence will continue but we may not carry on any business except that appropriate to wind-up and liquidate our business and affairs, including, without limitation, collecting and disposing of our assets, satisfying or making reasonable provision for the satisfaction of our liabilities and, subject to legal requirements, distributing our remaining property among the stockholders.
Sale of Remaining Assets
The Plan of Dissolution gives the Board the authority to dispose of all of our remaining property and assets without further stockholder approval. Stockholder approval of the Plan of Dissolution will constitute approval of any and all such future asset dispositions on such terms and at such prices as the Board, without further stockholder approval, may determine to be in our best interests and the best interests of our stockholders. We may contract with one or more third parties to assist us in selling any remaining non-cash assets on such terms as are approved by the Board in our best interests and the best interests of our stockholders. We may conduct sales by any means, including by competitive bidding or private negotiations, to one or more purchasers in one or more transactions over a period of time.
Contingency Reserve
In order to ensure that stockholders and directors are afforded certain protections under the DGCL, we may give notice by mail and publication of our dissolution to all persons known to have a claim against us and require those persons to submit their claims in accordance with the notice. Any such notice will be mailed to all known claimants, including persons with claims asserted against us in a pending proceeding to which we are a party, and published in accordance with the DGCL. Any claim against us will be barred if the known claimant is given the required notice and does not present the claim to us by the cut-off date referred to in the notice.
To dispose of any contractual claims contingent upon the occurrence or non-occurrence of future events or otherwise conditional or unmatured, we may send a notice to the contingent claimants and publish the notice in accordance with the DGCL. After the receipt of any contingent claim, we will offer the claimant such security that, in the judgment of the Company, is sufficient to satisfy the claim if it were to mature. The claimant must notify us within 120 days of the receipt of the offer or the claimant will be deemed to have accepted the security offered by us as the sole source from which the claim will be satisfied.
Finally, we will be required to provide security in an amount that is “reasonably likely” to be sufficient to provide compensation for any unknown claims that are likely to arise or to become known within five years after the date of dissolution or such longer period of time as the Delaware Court of Chancery may determine (not to exceed ten years from the date of dissolution).
Under the DGCL, we are required, in connection with our dissolution, to satisfy or make reasonable provision for the satisfaction of all claims and liabilities. Following the Effective Date, we will pay all expenses and other known liabilities and establish a contingency reserve, consisting of cash or other assets, that the Board believes will be adequate for the satisfaction of all current, contingent or conditional claims and liabilities. We also will seek to acquire insurance coverage and take other steps the Board determines are reasonably calculated to provide for the satisfaction of the reasonably estimated amount of such liabilities. At this time, we are not able to provide a precise estimate of the amount of the contingency reserve or the cost of insurance or other steps that may be undertaken to make provision for the satisfaction of liabilities and claims, but any such amount will be deducted before the determination of amounts available for distribution to stockholders.
The actual amount of the contingency reserve may vary from time to time and will be based upon estimates and opinions of the Board, derived from consultations with management and outside experts, if the Board determines that it is advisable to retain such experts, and a review of our estimated contingent liabilities and estimated ongoing expenses, including, without limitation: anticipated salary, retention, compensation and benefits payments; estimated legal and accounting fees; rent; payroll and other taxes; miscellaneous office expenses; facilities costs; expenses accrued in connection with the preparation of our financial statements; and costs related to public company reporting matters. We anticipate that expenses for professional fees and other expenses of liquidation may be significant. Our established contingency reserve may not be sufficient to satisfy all of our obligations, expenses and liabilities, in which case a creditor could bring a claim against our stockholders for the total amount distributed by us to such stockholders pursuant to the Plan of Dissolution. From time to time, we may distribute to stockholders on a pro rata basis any portions of the contingency reserve that the Board deems no longer necessary to reserve for unknown claims.
Potential Liability of Stockholders
Under the DGCL, if the amount of the contingency reserve and other measures calculated to provide for the satisfaction of liabilities and claims are insufficient to satisfy the aggregate amount ultimately found payable in respect of our liabilities and claims against us, each stockholder could be held liable for amounts due to creditors up to the amounts distributed to such stockholder under the Plan of Dissolution.
So long as we dispose of our claims in accordance with the DGCL, the potential for stockholder liability regarding a distribution continues for three years after the Effective Date. Under the DGCL, our dissolution does not remove or impair any remedy available against the Company, its directors, officers or stockholders for any right or claim existing, or any liability incurred, prior to such dissolution or arising thereafter, unless the action or other proceeding thereon is not commenced within three years (or any court extension thereof) after the Effective Date.
If we were held by a court to have failed to make adequate provision for expenses and liabilities or if the amount ultimately required to be paid in respect of such liabilities exceeded the amount available from the contingency reserve, a creditor could seek an injunction against us to prevent us from making distributions to stockholders in accordance with the Plan of Dissolution. Any such action could delay and substantially diminish liquidating distributions to stockholders.
Reporting Requirements
Whether or not the Plan of Dissolution is approved, we have an obligation to continue to comply with the applicable reporting requirements of the Exchange Act, even though compliance with such reporting requirements may be economically burdensome and of minimal value to stockholders. If our stockholders approve the Plan of Dissolution, in order to curtail expenses, we intend, on or about the Effective Date, to seek relief from the SEC to suspend our reporting obligations under the Exchange Act, and ultimately to terminate the registration of our common stock. If, however, we transfer our assets to a liquidating trust, the trust (as successor to the Company) would likely, if granted relief from the SEC, be required to file annual reports on Form 10-K (with unaudited financial statements) and current reports on Form 8-K along with any other reports that the SEC might require. In either situation, the SEC may not grant us the requested relief. If we are unable to suspend our obligation to file periodic reports with the SEC, we will be obligated to continue complying with the applicable reporting requirements of the Exchange Act and will be required to continue to incur the expenses associated with these reporting requirements, including legal and accounting expenses, which will reduce the cash available for distribution to stockholders.
Closing of Transfer Books
The Board may direct that our stock transfer books be closed and the recording of transfers of common stock be discontinued as of the earliest of (i) the close of business on the record date fixed by the Board for the first or any subsequent installment of any liquidating distribution, (ii) the close of business on the date on which our remaining assets are transferred to a liquidating trust, or (iii) the date, or such later date as is reasonably practicable after, we file a Certificate of Dissolution with the Delaware Secretary of State. We expect that the Board will close our stock transfer books on or around the Effective Date. The Effective Date will be announced as soon as reasonably practicable after we receive a revenue clearance certificate from the Delaware Department of Finance. Thereafter, certificates representing shares of our common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law, and we will not issue any new stock certificates. See “Cessation of Trading of Common Stock” below.
The liquidating distributions to stockholders pursuant to the Plan of Dissolution shall be in complete redemption and cancellation of all of the outstanding shares of the Company’s stock. As a condition to receipt of the liquidating distribution, the Board or any trustees, if appointed in connection with the formation of a liquidating trust, may require the stockholders to: (i) surrender to the Company any certificates evidencing their shares of stock; or (ii) furnish the Company with evidence satisfactory to the Board or trustees, if any, of the loss, theft or destruction of such certificates, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board or trustees, if any. After receipt of a liquidating distribution, each stockholder will cease to have any rights with respect to his, her or its shares, except the right to receive distributions pursuant to the Plan of Dissolution.
If the surrender of stock certificates will be required following the dissolution, we will send you written instructions regarding such surrender. Any distributions otherwise payable by us to stockholders who have not surrendered their stock certificates, if requested to do so, may be held in trust for such stockholders, without interest, pending the surrender of such certificates (subject to escheat pursuant to the laws relating to unclaimed property).

Cessation of Trading of Common Stock
We anticipate that we will notify FINRA of our impending dissolution and request that our common stock stop trading on the Nasdaq on the Effective Date or as soon thereafter as is reasonably practicable. As noted above, we also currently expect to close our stock transfer books on or around the Effective Date and to discontinue recording transfers and issuing stock certificates at that time. Accordingly, it is expected that trading in our shares of common stock will cease on or very soon after the Effective Date.
Appraisal Rights
Under the DGCL, stockholders are not entitled to assert appraisal rights with respect to the Dissolution and Liquidation.
Regulatory Approvals
We are not aware of any U.S. federal or state regulatory requirements or governmental approvals or actions that may be required to consummate the Dissolution and Liquidation, except for compliance with applicable SEC regulations in connection with this Proxy Statement and compliance with the DGCL. Additionally, our dissolution requires that we obtain a revenue clearance certificate from the Delaware Department of Finance certifying that we have paid or provided for every license fee, tax increase or penalty of the Company. In order to obtain the revenue clearance certificate, we must file an application with the Delaware Department of Finance. If our stockholders approve the Plan of Dissolution, we intend to file such application as soon as reasonably practicable after the Special Meeting. We intend to file our Certificate of Dissolution with the Delaware Secretary of State as soon as reasonably practicable after we receive a revenue clearance certificate.
Interests of Management in the Dissolution of the Company
After the Effective Date, we expect that the Board (or some subset thereof) and some of our officers will continue in their positions for the purpose of winding up our business and affairs. We expect to compensate these individuals at reduced compensation levels in connection with their services provided during the implementation of the Plan of Dissolution on an hourly basis, with certain de minimis quarterly minimums.
Substantially contemporaneously with the initial distribution, and as soon as reasonably practicable following the Effective Date, to holders of record of our common stock as of the close of business on the Effective Date we intend to make the payments as noted in the table above on page 18.
See “Security Ownership of Certain Beneficial Owners and Management” for information regarding the number of shares of common stock owned by our directors and executive officers.
Accounting Treatment
Upon our dissolution, we plan to change our basis of accounting from the going-concern basis, which contemplates realization of assets and satisfaction of liabilities in the normal course of business, to the liquidation basis. Under the liquidation basis of accounting, assets are stated at the lower of their carrying value or their estimated net realizable values and liabilities are stated at their estimated settlement amounts. Recorded liabilities will include the estimated costs associated with carrying out the Plan of Dissolution. For periodic reporting, a statement of net assets in liquidation will summarize the liquidation value per outstanding share of common stock. Valuations presented in the statement will represent management’s estimates, based on then present facts and circumstances, of the net realizable values of assets and costs associated with carrying out the Plan of Dissolution based upon management’s assumptions.
The valuation of assets and liabilities will require many estimates and assumptions, and there will be substantial uncertainties in carrying out the provisions of the Plan of Dissolution. The estimated net realizable value of the Company’s assets and the estimated settlement amounts for liabilities are expected to differ from estimates recorded in interim financial statements.

Certain Material U.S. Federal Income Tax Consequences
The following discussion is a general summary of the material U.S. federal income tax consequences of our Dissolution pursuant to the Plan of Dissolution to the Company and its stockholders. The discussion does not address all of the U.S. federal income tax considerations that may be relevant to particular stockholders in light of their particular circumstances, or to stockholders that are subject to special treatment under U.S. federal income tax laws, including, without limitation, financial institutions, persons that own (actually or constructively) 5% or more of our voting stock, persons that are partnerships or other pass-through entities, non-United States individuals and entities, or persons who acquired their shares of our stock through compensatory arrangements. Furthermore, this discussion does not address any U.S. federal estate and gift or alternative minimum tax consequences or any state, local or foreign tax consequences of our Dissolution and Liquidation pursuant to the Plan of Dissolution and assumes that a liquidating trust will not be formed in connection with our Dissolution and Liquidation.
The following discussion is based on the Code, applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect. The discussion assumes that shares of our stock are held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment).
The following discussion has no binding effect on the IRS or the courts. Liquidating distributions pursuant to the Plan of Dissolution may occur at various times and in more than one tax year. We can give no assurance that the U.S. federal income tax treatment described herein will remain unchanged at the time of our liquidating distributions. No ruling has been requested from the IRS with respect to any tax consequences of the Dissolution, and we will not seek any such ruling or an opinion of counsel with respect to any such tax consequences.
THE FOLLOWING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSEQUENCES RELATING TO THE PLAN OF DISSOLUTION AND IS NOT TAX ADVICE. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM IN CONNECTION WITH THE COMPANY’S DISSOLUTION PURSUANT TO THE PLAN OF DISSOLUTION, INCLUDING TAX REPORTING REQUIREMENTS AND THE EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.
Material U.S. Federal Income Tax Consequences to the Company
After the approval of the Dissolution and until our liquidation is completed, we will continue to be subject to U.S. federal income tax (including any personal holding company tax) on our taxable income, if any, such as interest income or gain from the sale of any of our remaining non-cash assets. Upon the sale of any of our assets in connection with our liquidation, we will recognize gain or loss in an amount equal to the difference between: (i) the cash and the fair market value of any other consideration received for each asset sold; and (ii) our adjusted tax basis in the asset sold. We should not recognize any gain or loss upon the distribution of cash to our stockholders in liquidation of their shares of stock. We currently do not anticipate making distributions of property other than cash to stockholders. If we make a liquidating distribution of property other than cash to stockholders, we will recognize gain or loss upon the distribution of such property as if we sold the distributed property for its fair market value on the date of the distribution. We currently do not anticipate that our Dissolution pursuant to the Plan of Dissolution will produce a material corporate tax liability for U.S. federal income tax purposes.
Material U.S. Federal Income Tax Consequences to Stockholders
In general, for U.S. federal income tax purposes, we intend that amounts received by stockholders pursuant to the Plan of Dissolution will be treated as full payment in exchange for their shares of stock. As a result of our Dissolution and Liquidation, stockholders generally will recognize gain or loss equal to the difference between: (i) the sum of the amount of cash and the fair market value (at the time of distribution) of property, if any, distributed to them; and (ii) their tax basis for their shares of stock. In general, a stockholder’s gain or loss will be computed on a “per share” basis. If we make more than one liquidating distribution, which is expected, each liquidating distribution will be allocated proportionately to each share of stock owned by a stockholder, and the value of each liquidating distribution will be applied against and reduce a stockholder’s tax basis in the stock. In general, a stockholder will recognize gain as a result of a liquidating distribution if the aggregate value of the distribution and prior liquidating distributions received by the stockholder with respect to a share exceeds the stockholder’s tax basis for that share. Any loss generally will be recognized by a stockholder only when the stockholder receives the final liquidating distribution made by us to stockholders, and then only if the aggregate value of all liquidating distributions with respect to a share is less than the stockholder’s tax basis for that share. Gain or loss recognized by a stockholder generally will be capital gain or loss and will be long-term capital gain or loss if the stock has been held for more than one year. The deductibility of capital losses is subject to limitations.

In the unlikely event we make a liquidating distribution of property other than cash to stockholders, a stockholder’s tax basis in such property immediately after the distribution generally will be the fair market value of the property received by the stockholder at the time of distribution. Gain or loss realized upon the stockholder’s future sale of that property generally would be measured by the difference between the proceeds received by the stockholder in the sale and the tax basis of the property sold.
If our liabilities are not fully covered by the cash or other assets in our contingency reserve or otherwise satisfied through insurance or other reasonable means (See “Contingency Reserve” above), payments made by a stockholder in satisfaction of those liabilities generally would produce a capital loss for such stockholder in the year the liabilities are paid. The deductibility of any such capital loss would generally be subject to limitations under the Code.
Stockholders who immediately before the first liquidating distribution own 5% or more (by vote or value) of the Company may need to include a statement on or with their tax return entitled: “Statement pursuant to Section 1.331-1(d) by [insert name and tax identification number (if any) of stockholder], a significant holder of the stock of Zovio Inc, Tax ID: 59-3551629” and must include the fair market value and basis of the stock the stockholder transferred to the Company and a description of the property the stockholder received from the Company.
Reporting of Liquidating Distributions and Back-Up Withholding
After the close of each taxable year, we will provide stockholders and the IRS with a Form 1099-DIV, Dividends and Distributions statement of the amount of cash distributed to stockholders in connection with our liquidation and our best estimate as to the value of any property distributed to stockholders during the relevant taxable year. In the unlikely event we make a liquidating distribution of property other than cash to stockholders, no assurance can be given that the IRS will not challenge our valuation of the distributed property. Certain stockholders may be subject to special rules regarding information to be provided with the stockholder’s U.S. federal income tax returns. Stockholders should consult their own tax advisors as to the specific tax consequences to them in connection with our Liquidation and Dissolution pursuant to the Plan of Dissolution, including tax reporting requirements. Liquidating distributions made to stockholders pursuant to the Plan of Dissolution may be subject to back-up withholding (currently at a rate of 24%). Back-up withholding generally will not apply to payments made to exempt recipients, including corporations or financial institutions, or individuals who furnish their correct taxpayer identification number or a certificate of foreign status and other required information. Back-up withholding is not an additional tax. Rather, amounts withheld generally may be used as a credit against a stockholder’s U.S. federal income tax liability or the stockholder may claim a refund of any excess amounts withheld by timely and duly filing a claim for refund with the IRS.
Required Vote
The approval of the Dissolution and Plan of Dissolution requires the affirmative vote of a majority of all of the outstanding shares of the Company’s common stock as of the record date. Abstentions and broker non-votes will have the same effect as votes “AGAINST” this the Dissolution Proposal.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE DISSOLUTON PROPOSAL

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table presents certain information with respect to the beneficial ownership of our common stock as of September 15, 2022 by (i) each person we know to be the beneficial owner of 5% or more of our outstanding shares of common stock, (ii) each named executive officer and director and (iii) all executive officers and directors as a group. Information with respect to beneficial ownership is based on a review of our stock transfer records and on the Schedules 13D and 13G that have been filed with the SEC by or on behalf of the stockholders listed below. Except as indicated by the footnotes below, we believe, based on the information available to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.
Percentage of beneficial ownership is calculated based on 34,221,081 shares of common stock outstanding on September 15, 2022. We have determined beneficial ownership in accordance with SEC rules. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed as outstanding shares of common stock subject to stock options held by that person that are currently exercisable or exercisable within 60 days of September 15, 2022. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Except otherwise indicated in the footnotes below, the address of each beneficial owner listed in the table is Zovio Inc, 1811 E. Northrop Blvd, Chandler, AZ 85286.

	Number of Shares Held	Number of Shares Subject to Options Exercisable within 60 Days	Total Shares Beneficially Owned
Name of Beneficial Owner			Number	%
Principal Stockholders
Nantahala Capital Management, LLC (1)	2,980,767	—	2,980,767	8.7%
Royce & Associates (2)	2,397,476	—	2,397,476	7.0%
SevenSaoi Capital Partners, LLC (3)	2,069,761	—	2,069,761	6.0%
Brown Brothers Harriman & Co (4)	1,715,882	—	1,715,882	5.0%
Directors and Named Executive Officers
Marc Brown (5)	50,555	—	50,555	*
Teresa Carroll	61,260	—	61,260	*
Andrew Clark (5)(6)	1,222,044	550,422	1,772,466	5.1%
Michael Cole (7)	25,856	—	25,856	*
Randy Hendricks	—	—	—	*
Matthew Hillman	5,810	—	5,810	*
Michael Horn	70,710	—	70,710	*
Ron Huberman	7,843	—	7,843	*
John Kiely	71,865	—	71,865	*
Kirsten Marriner	61,260	—	61,260	*
Matt Mitchell	29,807	3,719	33,526	*
George Pernsteiner	92,159	—	92,159	*
Kevin Royal	145,146	—	145,146	*
John Semel	39,206	—	39,206	*
Christopher Spohn (5)	102,101	—	102,101	*
Diane Thompson (5)	152,067	—	152,067	*
John Wilson	7,843	—	7,843	*
All Directors and Executive Officers as a Group (14 Persons)	774,969	—	774,969	2.3%
*    Less than one percent.
(1)    Based on the Schedule 13G, the address for Nantahala Capital Management, LLC is 130 Main St. 2nd Floor, New Canaan, CT 06840.
(2)     Based on the Schedule 13G, the address for Royce & Associates, LP. is 745 Fifth Avenue, New York, NY 10151.
(3)    Based on the Schedule 13D, the address for SevenSaoi Capital, LLC is 1165 North Clark Street, 4th Floor, Chicago, IL 60610. Mr. Cole is the Chief Executive Officer of SevenSaoi Capital, LLC. See also footnote (8) noted below.
(4)    Based on the Schedule 13G, the address for Brown Brothers Harriman & Co. is 140 Broadway, New York, NY 10005.
(5)    Messrs. Brown, Clark and Spohn and Ms. Thompson were no longer employees of the Company as of the mailing of this proxy statement.

(6)     Mr. Clark was the Company’s Chief Executive Officer and an employee until March 31, 2021, and was a director of the Company until March 22, 2021. Includes 513,444 shares of common stock held by the Clark Family Trust, dated July 8, 1998.
(7)     Mr. Cole is the Chief Executive Officer of SevenSaoi Capital, LLC. See also footnote (3) noted above.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
For further information about Zovio Inc, please refer to our annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. Our SEC filings made electronically through the SEC’s EDGAR system are publicly available on the SEC’s website at http://www.sec.gov or on our website at www.zovio.com under “Investors.” You may also obtain a copy of such filings by sending a written request to Zovio Inc, Attn: Investor Relations, 1811 E. Northrop Blvd, Chandler, AZ 85286. You may also read and copy any document we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington D.C. 20549-1004. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference room.
The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement, except for any information that is superseded by information that is included directly in this document.
This proxy statement incorporates by reference our annual report on Form 10-K for the year ended December 31, 2021, filed with the SEC on April 15, 2022, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, and June 30, 2022, respectively, filed with the SEC on May 10, 2022 and August 4, 2022, respectively, and each of which have filed with the SEC but have not been included or delivered with this proxy statement. These documents contain important information about us and our business, prospects and financial condition, including the financial statements contained therein.

By Order of the Board of Directors,

/s/ Matt Mitchell
Matt Mitchell Senior Vice President, General Counsel and Secretary
October 3, 2022

Annex A
Zovio Inc
PLAN OF DISSOLUTION
This Plan of Dissolution (the “Plan”) is intended to accomplish the dissolution and liquidation of Zovio Inc, a Delaware corporation (the “Company”), in accordance with Section 275 and other applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”).
1.Approval and Adoption of Plan. This Plan shall be effective when all of the following steps have been completed:
a.Resolutions of the Company’s Board of Directors: The Company’s Board of Directors (the “Board”) shall have adopted a resolution or resolutions with respect to the following:
i.the Board shall deem it advisable for the Company to be dissolved and liquidated completely;
ii.the Board shall approve this Plan as the appropriate means for carrying out the complete dissolution and liquidation of the Company; and
iii.the Board shall determine that, as part of the Plan (but not as a separate matter arising under Section 271 of the DGCL), it is deemed expedient and in the best interests of the Company, to sell or transfer all of the membership interest (the “Interests”) of its subsidiary, Fullstack Academy, LLC (the “Membership Interest Sale”), and, subject to the approval by the requisite stockholders of the Company at a special or annual meeting of the stockholders of the Company called for such purpose by the Board, or by written consent (the “Stockholder Approval”), to transfer any proceeds of the Membership Interest Sale and any of the Company’s assets remaining after the Membership Interest Sale (collectively, the “Remaining Assets”) after satisfaction of all liabilities and obligations of the Company remaining on the date of dissolution of the Company (collectively, the “Remaining Liabilities”) to the Company’s creditors or stockholders, as appropriate.
b.Adoption of this Plan by the Company’s Stockholders. This Plan, including the dissolution of the Company and those provisions authorizing the Board to proceed with, subject to Stockholder Approval, the transfer of the Remaining Assets to the Company’s stockholders and creditors, as appropriate, shall have been approved by the holders of a majority of the voting power of the outstanding capital stock of the Company entitled to vote thereon at a special or annual meeting of the stockholders of the Company called for such purpose by the Board pursuant to Section 275(c) of the DGCL. The date of such approval shall be referred to in this Plan as the “Approval Date.”
2.Dissolution and Liquidation Period. Once the Plan is effective, the steps set forth below shall be completed at such times as the Board, in its absolute discretion, deems necessary, appropriate or advisable:
a.the filing of a Certificate of Dissolution of the Company (the “Certificate of Dissolution”) pursuant to Section 275 of the DGCL specifying the date (no later than ninety (90) days after the filing) upon which the Certificate of Dissolution shall become effective (the “Effective Date”);
b.notification to the Financial Industry Regulatory Authority (“FINRA”) of the Effective Date at least 10 calendar days prior thereto pursuant to the FINRA Uniform Practice Code, including a request for withdrawal of the Company’s trading symbol from the Nasdaq Stock Market LLC;
c.from and after the Effective Date, the cessation of all of the Company’s business activities and the withdrawal of the Company from any jurisdiction in which it is qualified to do business, except and insofar as necessary for the sale of its assets and for the proper winding up of the Company pursuant to Section 278 of the DGCL;
d.the negotiation and consummation of sales and conversion of all of the Remaining Assets of the Company into cash and/or other distribution form, including where appropriate the assumption by the purchaser or purchasers of any or all liabilities of the Company, or if any Remaining Asset shall be deemed to have no commercial value, to take such actions as may be necessary to properly abandon such Remaining Asset under applicable law;

e.the dissolution and liquidation of any subsidiary entities wholly owned by the Company remaining after the actions taken pursuant to foregoing subparagraph (c), including the cessation of all of the business activities of any such entities and the withdrawal of any such entities from any jurisdiction in which it is qualified to do business, together with such filings as are required under applicable law;
f.the taking of all actions required or permitted under the dissolution procedures of Section 281(b) of the DGCL; and
g.the (1) payment or making reasonable provision to pay all claims and obligations of the Company, including all contingent, conditional or unmatured claims known to the Company; (2) making of such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the Company which is the subject of a pending action, suit or proceeding to which the Company is a party; and (3) making of such provision as shall be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the Company or that have not arisen but that, based on facts known to the Company, are likely to arise or to become known to the Company within ten years after the date of dissolution.
In addition, notwithstanding the foregoing, the Company shall not be required to follow the procedures described in Section 281(b) of the DGCL, and the adoption of the Plan by the stockholders of the Company as provided in Section 1 above shall constitute full and complete authority for the Board and the officers of the Company, without further stockholder action, to proceed with the dissolution and liquidation of the Company in accordance with any applicable provision of the DGCL, including, without limitation, Sections 280 and 281(a) thereof.
3.Authority of Officers and Directors.
a.After the Effective Date, the Board may appoint additional or replacement directors or officers, hire employees and retain independent contractors and advisors in connection with the winding up process, and is authorized to pay to the Company’s officers, directors and employees, or any of them, compensation or additional compensation above their regular compensation, in money or other property, in recognition of the extraordinary efforts they, or any of them, shall be required to undertake, or actually undertake, in connection with the successful implementation of this Plan. Adoption of this Plan by the stockholders of the Company as provided in Section 1 above shall constitute the approval by the Company’s stockholders of the Board’s authorization of the payment of any such compensation.
b.The adoption of the Plan by the stockholders of the Company as provided in Section 1 above shall constitute full and complete authority for the Board and the officers of the Company, without further stockholder action, to do and perform any and all acts and to make, execute and deliver any and all agreements, conveyances, assignments, transfers, certificates and other documents of any kind and character that the Board or such officers deem necessary, appropriate or advisable: (1) to dissolve the Company in accordance with the laws of the State of Delaware and cause its withdrawal from all jurisdictions in which it is authorized to do business; (2) to proceed with the Membership Interest Sale and subject to Stockholder Approval, to transfer the Remaining Assets to the Company’s stockholders or otherwise to sell, dispose, convey, transfer and deliver all of the assets and properties of the Company, including the Interests, in the event the Membership Interest Sale is not consummated; (3) to satisfy or provide for the satisfaction of the Company’s obligations in accordance with Sections 280 and 281 of the DGCL; and (4) for the Board to distribute any properties and assets of the Company and all remaining funds pro rata to the holders of the Common Stock of the Company in accordance with the respective number of shares of such Common Stock then held of record by them as of the Effective Date (“Final Record Stockholders”).
4.Conversion of Assets Into Cash and/or Other Distributable Form.
a.Subject to approval by the Board and the consummation of the Membership Interest Sale or the establishment of alternative arrangements regarding the Interests, the officers, employees and agents of the Company shall, as promptly as feasible, proceed to (1) collect all sums due or owing to the Company, (2) sell and convert into cash and/or other distributable form, all the remaining assets and properties of the Company, if any, and (3) out of the assets and properties of the Company, pay, satisfy and discharge or make adequate provision for the payment, satisfaction and discharge of all debts and liabilities of the Company pursuant to Sections 2 and 3 above, including all expenses of the sales of assets and of the dissolution and liquidation provided for by the Plan.
b.The adoption of the Plan by the stockholders of the Company as provided in Section 1 above shall constitute full and complete authority for any sale, exchange or other disposition of the properties and assets of the

Company contemplated by the Plan (including the Membership Interest Sale), whether such sale, exchange or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of all such contracts for sale, exchange or other disposition. The Company may invest in such interim assets as determined by the Board in its discretion, pending conversion to cash or other distributable forms.
5.Professional Fees and Expenses.
a.It is specifically contemplated that the Board may authorize the payment of a retainer fee to a law firm or law firms selected by the Board for legal fees and expenses of the Company, including, among other things, to cover any costs payable pursuant to the indemnification of the Company’s officers or members of the Board provided by the Company pursuant to its certificate of incorporation and bylaws, as amended and/or restated, or the DGCL or otherwise.
b.In addition, in connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the sole and absolute discretion of the Board, pay any brokerage, agency and other fees and expenses of persons rendering services, including accountants, tax advisors and valuation experts, to the Company in connection with the Membership Interest Sale and the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan.
6.Indemnification. The Company shall continue to indemnify its officers, directors, employees and agents in accordance with its Certificate of Incorporation and Bylaws (each as amended to date) and any contractual arrangements, for actions taken in connection with this Plan and the winding up of the affairs of the Company. The Board, in its sole and absolute discretion, is authorized to obtain and maintain insurance as may be necessary, appropriate or advisable to cover the Company’s obligations hereunder, including without limitation directors’ and officers’ liability coverage for acts and omissions in connection with implementation of this Plan.
7.Liquidating Distributions.
a.In the event Stockholder Approval is obtained and the Membership Interest Sale is consummated or alternative arrangements regarding the Interests shall be established, liquidating distributions, if any, shall be made from time to time after the filing of the Certificate of Dissolution as provided in Section 1 above and adoption of this Plan by the stockholders to the Final Record Stockholders pro rata based on the number of shares of such common stock then held of record by them; provided that in the opinion of the Board adequate provision has been made for the payment, satisfaction and discharge of all known, unascertained or contingent debts, obligations and liabilities of the Company (including costs and expenses incurred and anticipated to be incurred in connection with the sale and distribution of assets and liquidation of the Company). Liquidating distributions shall be made in cash or to the extent necessary in kind, including in stock of, or ownership interests in, subsidiaries of the Company and remaining assets of the Company, if any. Such distributions may occur in a single distribution or in a series of distributions, in such amounts and at such time or times as the Board in its absolute discretion, and in accordance with Section 281 of the DGCL, may determine; provided, however, that the Company shall complete the distribution of all its properties and assets to its stockholders as provided in this Section in any event on or prior to the tenth anniversary of the Approval Date (the “Final Distribution Date”).
b.If and to the extent deemed necessary, appropriate or desirable by the Board in its absolute discretion, the Company may establish and set aside a reasonable amount of cash and/or property in an amount of approximately $1.0 million to satisfy claims against the Company and other obligations of the Company (a “Contingency Reserve”), including, without limitations, (1) tax obligations, (2) all expenses of the sale of the Company’s property and assets, if any, (3) the salary, fees and expenses of members of the Board, management and employees, (4) expenses for the collection and defense of the Company’s property and assets, and (5) all other expenses related to the dissolution and liquidation of the Company and the winding-up of its affairs. Any unexpended amounts remaining in a Contingency Reserve shall be distributed to the Company’s stockholders no later than the Final Distribution Date.
c.As provided in Section 12 below, distributions made pursuant to this Plan shall be treated as made in complete liquidation of the Company within the meaning of the Code and the regulations promulgated thereunder. Subject to Stockholder Approval, the adoption of the Plan by the stockholders of the Company as provided in Section 1 above shall constitute full and complete authority for the making by the Board of all distributions contemplated in this Section 7.

8.Liquidating Trusts. The Board may but is not required to establish a Liquidating Trust (the “Liquidating Trust”) and distribute assets (including the Interests, in the event the Membership Interest Sale is not consummated) of the Company to the Liquidating Trust. The Liquidating Trust may be established by agreement with one or more trustees selected by the Board. If the Liquidating Trust is established by agreement with one or more trustees, the trust agreement establishing and governing the Liquidating Trust shall be in form and substance determined by the Board. The trustees shall in general be authorized to take charge of the Company’s property, and to sell and convert into cash any and all corporate non-cash assets and collect the debts and property due and belonging to the Company, with power to prosecute and defend, in the name of the Company, or otherwise, all such suits as may be necessary or proper for the foregoing purposes, and to appoint an agent under it and to do all other acts which might be done by the Company that may be necessary, appropriate or advisable for the final settlement of the unfinished business of the Company.
9.Unallocated Stockholders. Any cash or other property held for distribution to stockholders of the Company who have not, at the time of the final liquidating distribution, been located shall be transferred to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. Such cash or other property shall thereafter be held by such person(s) solely for the benefit of and ultimate distribution, but without interest thereon, to such former stockholder or stockholders entitled to receive such assets, who shall constitute the sole equitable owners thereof, subject only to such escheat or other laws as may be applicable to unclaimed funds or property, and thereupon all responsibilities and liabilities of the Company with respect thereto shall be satisfied and exhausted. In no event shall any of such assets revert to or become the property of the Company.
10.Amendment, Modification or Abandonment of Plan. If for any reason the Board determines that such action would be in the best interests of the Company, it may amend, modify or abandon the Plan and all actions contemplated thereunder, including the Membership Interest Sale or the proposed dissolution of the Company, notwithstanding stockholder approval of the Membership Interest Sale or the Plan, to the extent permitted by the DGCL; provided, however, that the Board shall not abandon the Plan following the filing of the Certificate of Dissolution without first obtaining stockholder consent. Upon the abandonment of the Plan, the Plan shall be void.
11.Cancellation of Stock and Stock Certificates.
a.After known liabilities of the Company have been paid to the full extent possible, and the remaining assets of the Company, if any, have been distributed to the stockholders, the stockholders shall surrender any and all certificates representing the stock of the Company and shall have no further rights against the Company, whether arising out of each stockholder’s status as a stockholder or as a creditor of the Company.
b.Following the filing of a Certificate of Dissolution of the Company, the Company’s share transfer books shall be closed and the Company’s capital stock and stock certificates evidencing the Company’s capital stock will be treated as no longer being outstanding.
12.Liquidation under Code Sections 331 and 336. It is intended that this Plan shall be a plan of complete liquidation of the Company in accordance with the terms of Sections 331 and 336 of the Code. The Plan shall be deemed to authorize the taking of such action as, in the opinion of counsel to the Company, may be necessary to conform with the provisions of said Sections 331 and 336 and the regulations promulgated thereunder.
13.Filing of Tax Forms. The appropriate officers of the Company are authorized and directed, within thirty (30) days after the effective date of the Plan, to execute and file a United States Treasury Form 966 pursuant to Section 6043 of the Code and such additional forms and reports with the Internal Revenue Service as may be necessary or appropriate in connection with this Plan and the carrying out thereof.

ZOVIO INC
1811 E. NORTHROP BLVD.
CHANDLER, AZ 85286

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0000580374_1 R1.0.0.39

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2022 SPECIAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
OF ZOVIO INC

The undersigned hereby appoint(s) Randy J. Hendricks and Kevin S. Royal and each of them, with the power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorize(s) them to represent and vote, as provided on the other side, all the shares of Zovio Inc Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Special Meeting of Stockholders of the Company to be held October 25, 2022 or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

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0000580374_2 R1.0.0.39

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